Exhibit 99.2

Subject: A Message from Steve Zatz: Important Announcement

Distribution Date: July 24, 2017

Dear WebMD Colleagues,

As we announced in February, WebMD’s Board of Directors retained JP Morgan Securities LLC to help the Company review and explore potential strategic options for maximizing shareholder value. The process we went through over these last five months was detailed and thorough. After diligent analysis and thoughtful deliberation, our Board of Directors determined that the best path for WebMD is to be acquired by KKR portfolio company Internet Brands®.

Internet Brands is a fully integrated online media and software services organization headquartered in El Segundo, California that is focused on four high-value vertical categories: Automotive, Health, Legal and Home / Travel. Today, Health is their second largest vertical, serving more than 50,000 health care practices. They also operate a number of websites and online communities for consumers in search of health-related information.

You can download a copy of the press release we issued about today’s news, which includes additional detail about Internet Brands and their interest in our company, as well as a set of Frequently Asked Questions for your information. I’ll also be hosting an all-employee Town Hall Meeting to discuss this news in further detail later today.

Today’s news marks the beginning of an exciting new chapter for WebMD. The Internet Brands team is strongly committed to supporting WebMD and our efforts to deliver trusted health information, innovative products, and value to consumers, healthcare professionals, customers and partners. We believe that this transaction will provide WebMD with additional flexibility and resources to accelerate key strategic and operating initiatives across our business that will enable us to expand our audiences and the customers we serve.

The deal is not complete until the transaction closes, which we anticipate happening during the fourth quarter of 2017. During this period, we will continue to operate the business as usual. Our organizational structure and our roles and responsibilities will remain unchanged. Everyone should continue to focus on our customers and partners.

Once the transaction does close, WebMD shares will no longer be publicly-traded. From a structural perspective, the biggest difference will be that instead of thousands of stockholders, WebMD will have a single owner.

I want to reiterate what I’ve said before, which is that WebMD is a unique and vibrant company. Thanks to you, we are the market leader by a significant margin across our various business segments, and we continue to deliver strong results. You should all be proud of the fact that our success to date, and ability to enter into this agreement with Internet Brands, is due to your efforts and dedication.

Thank you for your contributions to our performance thus far, and for your continued focus and commitment through this strategic review process and beyond. Looking ahead, I am confident that WebMD will continue to be the leader in delivering information and services that improve the health and outcomes of our users while providing our clients with a uniquely effective platform to communicate with their customers.

Finally, if you have any questions, please let your manager or HR business partner know. You should also feel free to contact me directly.

Steve

Documents

Press Release

Employee FAQs

Important Information

This communication is provided for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any securities of WebMD. The tender offer for the outstanding common stock of WebMD has not yet commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other documents

Subject: A Message from Steve Zatz: Important Announcement

Distribution Date: July 24, 2017

relating to the tender offer) which will be filed on Schedule TO by Diagnosis Merger Sub, Inc. with the U.S. Securities and Exchange Commission (SEC), and soon thereafter WebMD will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. WebMD’s stockholders are advised to read these documents and any other documents relating to the tender offer that will be filed with the SEC carefully and in their entirety because they contain important information. WebMD’s stockholders may obtain copies of these documents for free at the SEC’s website at www.sec.gov or by contacting Investor Relations at WebMD, 395 Hudson Street, 3rd Floor, New York, NY 10014; telephone number (212) 624-3700.